Exhibit 10.2

WAIVER AND RELEASE OF CLAIMS

This WAIVER AND RELEASE OF CLAIMS (this “Release”) is made and entered into on July 12, 2005, by and between Health Net, Inc. and its affiliates and subsidiaries (hereinafter referred to as the “Company”) and Marvin P. Rich (hereinafter referred to as the “Employee”).

WHEREAS, the Company and Employee are parties to an Employment Letter Agreement dated as of January 25, 2002 (the “Employment Letter Agreement”) and are entering into this Release as a condition to Employee’s receipt of a severance payment thereunder (capitalized terms used but not defined herein shall have the meanings set forth in the Employment Letter Agreement).

NOW, THEREFORE, the Company and Employee agree as follows:

1.	Employee’s employment with the Company will terminate on July 12, 2005 (the “Termination Date”). Upon termination of employment, Employee will not represent to anyone that he is an employee of the Company and will not say or do anything purporting to bind the Company. Upon Employee’s termination of employment, Employee shall be deemed to have resigned from all other positions with the Company, if any, held by Employee.

2.	Employee’s termination of employment with the Company shall be considered a termination without Cause that is not within the first two (2) years after a Change in Control under Section 9(B) of the Employment Letter Agreement, and Employee is therefore eligible to receive (i) a lump sum cash payment equal to (x) twenty-four (24) months of Employee’s Base Salary, which, for avoidance of doubt, the Company and Employee agree is an amount equal to $1,050,000, and (y) provided that the closing price of the Company’s stock is $35.00 or more per share on the Termination Date, an “incentive bonus amount” equal to two (2) times the target incentive amount Employee is eligible to receive pursuant to the Company’s MIP for 2005, which, for the avoidance of doubt, the Company and Employee agree is an amount equal to $840,000, (ii) the continuation of medical, dental, and vision benefits for Employee and his dependents for six (6) months following the Termination Date, and (iii) after the expiration of such six (6) month benefit continuation, the continuation of his medical, dental, and vision benefits under COBRA for Employee and his dependents for an additional period of eighteen (18) months, provided Employee properly elects to continue those benefits under COBRA. The lump sum payment referred to above will be paid within thirty (30) days following the Termination Date and the Company will withhold the applicable tax withholdings from such lump sum payment.

3.	Employee and Company acknowledge and agree that all of the terms and conditions of the Nonqualified Stock Option Agreement (the “Option Agreement”) dated as of January 28, 2002 between the Company and Employee remain in effect, including that Employee shall have a period of three (3) months from the Termination Date to exercise any outstanding stock options which have vested in accordance with the terms of the Option Agreement as of the Termination Date and, Employee’s departure from the Company shall not be deemed a retirement for purposes of the Option Agreement.

4.	Employee acknowledges that all unused accrued vacation and unused personal absence time will be paid in Employee’s final regular paycheck in keeping with the Company’s policy and practice or such shorter time as may be required by applicable law. Employee further acknowledges that no further vacation/paid-time-off benefits will accrue after the Termination Date.

5.	Employee’s participation in all Company employee benefit plans as an active employee shall cease on the Termination Date, and Employee shall not be eligible to make contributions to or to receive allocations under the Health Net, Inc. 401(k) Associate Savings Plan (the “401(k) Plan”) or to make any deferrals pursuant to any deferred compensation plan of the Company after the Termination Date. For the avoidance of doubt, the parties hereto acknowledge and agree that nothing contained in this Section 5 shall restrict Employee from receiving any distribution under the 401(k) Plan or any deferred compensation plan of the Company to which Employee is entitled to receive in accordance with and pursuant to the terms of any such plan.

6.	In partial consideration of the Company providing Employee the payments and benefits set forth above and as a condition to receive such payments and benefits, Employee freely and voluntarily enters into this Release and by signing this Release Employee, on his own behalf and on behalf of his heirs, beneficiaries, successors, representatives, trustees, administrators and assigns, hereby waives and releases the Company, and each of its past, present and future officers, directors, shareholders, employees, consultants, accountants, attorneys, agents, managers, insurers, sureties, parent and sister corporations, divisions, subsidiary corporations and entities, partners, joint venturers, affiliates, beneficiaries, successors, representatives and assigns (collectively, the “Released Parties”), from any and all claims, demands, damages, debts, liabilities, controversies, obligations, actions or causes of action of any nature whatsoever, whether based on tort, statute, contract (specifically including, but not limited to, claims arising out of or related to the Employment Letter Agreement), indemnity, rescission or any other theory of recovery, including but not limited to claims arising under federal, state or local laws prohibiting discrimination in employment, including Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1866, as amended, claims of disability discrimination under the Americans with Disabilities Act, as amended, the Age Discrimination in Employment Act, as amended (“ADEA”), the Worker Adjustment and Retraining Notification Act (“WARN”), as amended, the Fair Labor Standards Act, as amended, the Employee Retirement Income Security Act of 1974, as amended, the Family and Medical Leave Act, as amended, the California Fair Employment and Housing

Act, as amended, the California Family Rights Act, California Labor Code Section 1400 et seq. or claims growing out of any legal restrictions on the Company’s right to terminate its employees and whether for compensatory, punitive, equitable or other relief, whether known, unknown, suspected or unsuspected, against the Released Parties, including without limitation claims which may have arisen or may in the future arise in connection with any event which occurred on or before the date of Employee’s execution of this Release. The provisions in this paragraph do not extend to any rights Employee may have to enforce the terms of this Release and are not intended to prohibit Employee from filing a claim for unemployment insurance.

7.	Employee expressly waives any right or claim of right to assert hereafter that any claim, demand, obligation and/or cause of action has, through ignorance, oversight or error, been omitted from the terms of this Release. Employee makes this waiver with full knowledge of his rights and with specific intent to release both his known and unknown claims, and therefore specifically waives the provisions of Section 1542 of the Civil Code of California or other similar provisions of any other applicable law, which reads as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

Employee understands and acknowledges the significance and consequence of this Release and of such specific waiver of Section 1542, and expressly agrees that this Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected claims, demands, obligations and causes of action herein above specified.

8.	Employee shall not initiate or cause to be initiated against the Company any compliance review, suit, action, investigation or proceeding of any kind, or voluntarily participate in same, individually or as a representative, witness or member of a class, under contract, law or regulation, federal, state or local, pertaining to any matter related to his employment with the Company, unless Employee first cooperates in making his allegations known to the Company for the Company to take corrective action at a time and place designated by the Company. In addition, Employee shall, without further compensation, cooperate with and assist the Company in the investigation of, preparation for or defense of any actual or threatened third party claim, investigation or proceeding involving the Company or its predecessors or affiliates and arising from or relating to, in whole or in part, Employee’s employment with the Company or its predecessors or affiliates for which the Company requests Employee’s assistance, which cooperation and assistance shall include, but not be limited to, providing testimony and assisting in information and document gathering efforts. In this connection, it is agreed that the Company will use its reasonable best efforts to assure that any request for such cooperation will not unduly interfere with Employee’s other material business and personal obligations and commitments.

9.	Employee agrees that he will return to the Company immediately upon termination any building keys, security passes or other access or identification cards and any Company property that was in his possession, including but not limited to any documents, credit cards, computer equipment, mobile phones or data files. Employee agrees to clear all expense accounts and pay all amounts owed on any corporate credit cards which the Company previously issued to Employee, subject to the Company’s obligation to reimburse Employee for any properly reimbursable business expenses in accordance with the Company’s expense policies and procedures then in effect.

10.	Employee shall not, without the Company’s written consent by an authorized representative, at any time prior or subsequent to the execution of this Release, disclose, use, remove or copy any confidential, trade secret or proprietary information he acquired during the course of his employment by the Company, including without limitation, any technical, actuarial, economic, financial, procurement, provider, customer, underwriting, contractual, managerial, marketing or other information of any type that has economic value in the business in which the Company is engaged, but not including any previously published information or other information generally in the public domain.

11.	In addition to any other part or term of this Release or the Employment Letter Agreement, Employee agrees that he will not, (a) for a period of one (1) year from the date of this Release, irrespective of the reason for the termination, either directly or indirectly, on his own behalf or on behalf of any other person: (1) make known to any person, firm, corporation or other entity of any type, the names and addresses of any of the Company’s customers, enrollees or providers or any other information pertaining to them; or (2) disrupt, solicit or influence or attempt to solicit, disrupt or influence any of the Company’s customers, providers, vendors, agents or independent contractors with whom the Employee became acquainted during the course of employment or service for the purpose of terminating such a person’s or entity’s relationship with the Company or causing such a person or entity to associate with a competitor of the Company, and (b) following the Termination Date undertake any employment or activity prohibited by the Employment Letter Agreement for the time periods set forth therein. The prohibitions of this paragraph are not intended to deny employment opportunities within the Employee’s field of employment but are limited only to those prohibitions necessary to protect the Company from unfair competition.

12.	Employee acknowledges that the Company is not entering into this Release because it believes that Employee has any cognizable legal claim against the

Release Parties. If Employee elects not to sign this Release, the fact that the Release was offered will not be understood as an indication that the Released Parties believed Employee was treated unlawfully in any respect.

13.	If any part or term of this Release is held invalid or unenforceable, such invalidity or unenforceability shall not affect in any way the validity or enforceability of any other part or term of this Release. In addition, if any court of competent jurisdiction construes the covenants contained in Section 11 hereof, or any part thereof, to be unenforceable in any respect, the court may reduce the duration or scope to the extent necessary so that the provision is enforceable, and the provision, as reduced, shall then be enforceable.

14.	Employee agrees and acknowledges that this Release recites all payments and benefits Employee is entitled to receive hereunder and under the Employment Letter Agreement, and that no other payments or benefits will be asserted or requested by Employee.

15.	Employee acknowledges that he enters into this Release freely, without coercion, and based on the Employee’s own judgment and not in reliance upon any representation or promise made by the other party, other than those contained herein. There may be no modification of the terms of this Release except in writing signed by the parties hereto including an appropriately authorized Officer of the Company.

16.	This Release constitutes the full, complete and exclusive agreement between you and the Company with respect to the subject matters herein and supersedes any prior agreements, representations or promises of any kind, whether written, oral, express or implied, with respect to the subject matters herein.

17.	Reference is hereby made to the Indemnification Agreement dated as of December 17, 2004 between the Company and Employee (the “Indemnification Agreement”). The parties hereto acknowledge and agree that any rights Employee has to indemnification from the Company pursuant to the Indemnification Agreement following the Termination Date shall remain in full force and effect in accordance with the terms of the Indemnification Agreement. The Company further acknowledges and agrees that the rights of Employee pursuant to the Indemnification Agreement are in addition to any other rights to indemnification that Employee may have pursuant to the Company’s Sixth Amended and Restated Certificate of Incorporation, Ninth Amended and Restated Bylaws, as amended, the Delaware General Corporation Law or otherwise.

18.	This Release shall be construed and governed by the laws of the State of Delaware.

EMPLOYEE ACKNOWLEDGES BY SIGNING BELOW that (i) Employee has not relied upon any representations, written or oral, not set forth in this Release; (ii) at the time Employee was given this Release Employee was informed in writing by the Company that (a) Employee had at least 21 days in which to consider whether Employee would sign the Release and (b) Employee should consult with an attorney before signing the Release; and (iii) Employee had an opportunity to consult with an attorney and either had such consultations or has freely decided to sign this Release without consulting an attorney.

Employee further acknowledges that he may revoke acceptance of this Release by delivering a letter of revocation within seven (7) days after the later of the dates set forth below addressed to: Health Net, Inc., Corporate Legal Department, 21650 Oxnard Street, Woodland Hills, California 91367, Attention: General Counsel.

Finally, Employee acknowledges that he understands that this Release will not become effective until the eighth (8th) day following his signing this Release and that if Employee does not revoke his acceptance of the terms of this Release within the seven (7) day period following the date on which Employee signs this Release as set forth above, this Release will be binding and enforceable.

IN WITNESS WHEREOF, the parties hereto have executed this Release as of the date set forth above.

Employee		Health Net, Inc.

By:	/s/ Marvin P. Rich	By:	/s/ Karin D. Mayhew
	Name: Marvin P. Rich		Name: Karin D. Mayhew
	Title: Executive Vice President, Operations		Title: Senior Vice President of Organizational Effectiveness